Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Kenneth Julian 717.730.3683 kjulian@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION APPOINTS PETER F. MINAN
AS CHIEF FINANCIAL OFFICER

CAMP HILL, PA (Oct. 20, 2014) . . . Diversified global industrial company Harsco Corporation (NYSE: HSC) announced today the appointment of Peter F. Minan as Chief Financial Officer, effective November 11, 2014.

Mr. Minan joins Harsco with an extensive background in global financial management acquired through a nearly 30-year career with KPMG, where his roles included National Managing Partner, U.S. Audit Practice, and Partner in Charge, Washington/Baltimore Audit Practice. Named a partner in the firm in 1993, Pete also served as global lead partner for several multinational Fortune 500 industrial and consumer audit clients. His most recent role was VP Enterprise Risk Management and Internal Audit with Computer Sciences Corporation.

”I could not be more pleased to have Pete join us as our new CFO,” Harsco President and CEO Nick Grasberger said. “We conducted a thorough and deliberate search for this position and our persistence paid off. I believe Pete’s financial acumen, coupled with his positive leadership style, will make him a great fit for our organization. Pete fills the final role in our executive leadership team, and all of us are aligned around the strategies we have previously communicated.”

“I look forward to working with my new colleagues to execute Harsco’s strategy and deliver on the commitments we’ve made to our customers and shareholders,” Mr. Minan said.

Mr. Minan holds a bachelor’s degree in commerce from the University of Virginia’s McIntire School of Commerce and is a Certified Public Accountant.

About Harsco
Harsco Corporation provides a range of engineered products and services to industries that are fundamental to worldwide economic development, including steel and metals production, railways and energy. Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.